EXECUTION COPY

FOURTH AMENDMENT TO CREDIT AGREEMENT

          THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of February 6, 2004 is entered into by and among AIRGAS, INC., a Delaware corporation (“Airgas” and also a “Borrower”), AIRGAS CANADA INC., a Canada corporation, and RED-D-ARC LIMITED, an Ontario corporation (each a “Canadian Borrower” and together with Airgas, the “Borrowers”), the Guarantors signatory hereto, the Lenders signatory hereto, BANK OF AMERICA, N. A., as administrative agent for the Lenders (in such capacity, the “U.S. Agent”), CANADIAN IMPERIAL BANK OF COMMERCE, as Canadian administrative agent for the Lenders (in such capacity, the “Canadian Agent”), FLEET NATIONAL BANK, as Syndication Agent, and THE BANK OF NEW YORK, as Documentation Agent.

RECITALS

          A. The Borrowers, the Guarantors, the Lenders and the Agents are party to that certain Tenth Amended and Restated Credit Agreement dated as of July 30, 2001, as previously amended pursuant to that certain First Amendment to Credit Agreement dated as of December 31, 2001, that certain Waiver and Second Amendment to Credit Agreement dated as of August 20, 2002, and that certain Third Amendment to Credit Agreement dated as of May 2, 2003 (as so previously amended, the “Existing Credit Agreement”).

          B. The Credit Parties have requested that the Required Lenders amend the Existing Credit Agreement as provided herein.

          C. The Required Lenders have agreed to amend the Existing Credit Agreement on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto hereby agree as follows:

PART I
DEFINITIONS

          SUBPART 1.1 Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

“Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.

“Fourth Amendment Effective Date” is defined in the first paragraph of Part III hereof.

          SUBPART 1.2 Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Existing Credit Agreement.

PART II
AMENDMENTS TO EXISTING CREDIT AGREEMENT

          Effective on (and subject to the occurrence of) the Fourth Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part II.

          SUBPART 2.1 Amendments to Section 1.1. Section 1.1 of the Existing Credit Agreement is hereby amended in the following respects:

(a) The following definitions appearing in Section 1.1 of the Existing Credit Agreement are hereby amended in their entireties to read as follows:

“Attributed Principal Amount” means, on any day, with respect to any Securitization Transaction, the aggregate amount (with respect to such transaction, the “Invested Amount”) paid to, or borrowed by, such Person as of such date under the Securitization Transaction, minus the aggregate amount received by the applicable purchaser of the related Securitization Assets (including, with respect to the Permitted Receivables Financing, the Receivables Financier) and applied to the reduction of the Invested Amount under such Securitization Transaction.

“Consolidated EBITDA” means, for any period, the sum of (i) Consolidated Net Income for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) total federal, state, local and foreign income, value added and similar taxes, (C) depreciation and amortization expense, (D) one-time cash expenses incurred in connection with the refinancing of the Existing Credit Agreement and the consummation on the Closing Date of the Debt Issuance pursuant to the Subordinated Note Indenture, (E) non-cash, non-recurring charges, (F) any losses realized upon the disposition of Property other than the disposition of Inventory in the ordinary course of business, (G) other non-cash expenses (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) and (H) one-time charges resulting from the permanent closure of facilities, the termination of employees and other costs directly associated with the Echo Acquisition and the financing thereof to the extent such charges were incurred not later than eighteen months following the Echo Acquisition Date and not exceeding $15,000,000 in the aggregate, minus (iii) an amount which, in the determination of Consolidated Net Income for such period, has been included for (A) non-cash gains during such period and (B) any gains realized upon the disposition of Property other than the disposition of Inventory in the ordinary course of business, all as determined in accordance with GAAP. The portion of Consolidated EBITDA attributable to the assets and business acquired in the Echo

Acquisition for each of the four full fiscal quarters immediately preceding the Echo Acquisition Date shall be reasonably satisfactory to the U.S. Agent.

“Consolidated Interest Expense” means, for any period, the sum of (i) interest expense (including the amortization of debt discount and premium, the interest component under Capital Leases and Synthetic Leases) of the Consolidated Parties on a consolidated basis and (ii) the implied interest component and all other fees and expenses under the Permitted Receivables Financing.

“Permitted Receivables Financing” means that certain Securitization Transaction pursuant to the Receivables Purchase Agreement dated as of December 22, 2000 among the Receivables Subsidiary, Airgas, Inc., the Receivables Financiers party thereto and PNC Bank, National Association, as administrator, as such agreement has been amended, modified, extended, replaced, restated or substituted from time to time prior to the Closing Date or as such agreement may hereafter be amended, modified, extended, replaced, restated or substituted in accordance with the terms of this Credit Agreement; provided that (i) the aggregate Attributed Principal Amount for such Securitization Transaction shall not at any time exceed $200,000,000, (ii) such Securitization Transaction shall not involve any recourse to any Consolidated Party for any reason other than (A) repurchases of non-eligible receivables and (B) indemnifications for losses other than credit losses related to the receivables sold in such financing and (iii) the documentation for such Securitization Transaction shall not be amended or modified, in any material respect, without the prior written approval of the U.S. Agent.

(b) The following new definitions are hereby added to Section 1.1 of the Existing Credit Agreement in appropriate alphabetical order:

“Bravo” means The BOC Group, Inc., a Delaware corporation.

“Echo Acquisition” means the Acquisition by Airgas of the Packaged Gas Business.

“Echo Acquisition Conditions” means:

(i) The U.S. Agent shall have received an executed copy of the Echo Purchase Agreement which (a) shall provide for an aggregate purchase price (excluding fees and expenses associated with the Echo Acquisition and the financing thereof) not in excess of (1) $175 million payable in cash on the Echo Acquisition Date plus (2) earn-out payments of up $25 million in the aggregate payable in cash and (b) shall otherwise be reasonably satisfactory to the U.S. Agent. The Echo Purchase Agreement shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived in a manner that is adverse to the Lenders (including the exclusion of any assets of the Packaged Gas Business from the purchase contemplated by the Echo Acquisition) without the prior written consent of the U.S. Agent (such consent not to be unreasonably withheld).

(ii) The Echo Acquisition shall have been consummated on or before October 31, 2004 in accordance with the terms of the Echo Purchase Agreement and in compliance with applicable law and regulatory approvals.

(iii) Upon giving pro forma effect to the Echo Acquisition, the Credit Parties shall be in compliance with the financial covenants set forth in Section 7.10 of the Amended Credit Agreement on a Pro Forma Basis as contemplated by clause (C) of the definition of “Pro Forma Basis” set forth in Section 1.1 of the Amended Credit Agreement.

(iv) To the extent applicable, the U.S. Agent shall have received all items in respect of the Property acquired in such Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.13 of the Amended Credit Agreement.

(v) The representations and warranties made by the Credit Parties in any Credit Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date.

“Echo Acquisition Date” means the date on which the Echo Acquisition is consummated.

“Echo Purchase Agreement” means the purchase agreement to be entered into by Airgas and the sellers party thereto in respect of the Echo Acquisition, together with all schedules and exhibits thereto.

“Fourth Amendment” means the Fourth Amendment to Credit Agreement dated as of February 6, 2004 by and among the Borrowers, the Guarantors, the Lenders party thereto and the Agents.

“Fourth Amendment Effective Date” shall have the meaning assigned to such term in the Fourth Amendment.

“Packaged Gas Business” means Bravo’s business in the United States with respect to (a) the preparing, transfilling, packaging, marketing, distribution, sale and supply (and in the case of acetylene, also the manufacture) of pressurized industrial gases and specialty gases in pressurized cylinders, (b) the preparing, transfilling, packaging, marketing, distribution, sale and supply of pressurized gas and liquid process chemicals and (c) the distribution, marketing, sale and supply as a reseller, distributor or lessor of equipment (including welding equipment) and materials necessary for or related to the use of packaged gases, in each case as conducted by Bravo as of the Fourth Amendment Effective Date. Notwithstanding the foregoing, the Packaged Gas Business shall not include certain assets agreed upon by Airgas and Bravo.

SUBPART 2.2 Amendments to Section 2.3. Subsection (a) Section 2.3 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

2.3 U.S. Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the U.S. LOC Documents, if any, and any other terms and conditions which the U.S. Issuing Lender may reasonably require, and in reliance upon the agreements of the Credit Parties and U.S. Lenders set forth herein, the U.S. Lenders will participate in the issuance by the U.S. Issuing Lender from time to time of such U.S. Letters of Credit in U.S. Dollars from the Closing Date until the Termination Date as Airgas may request, in a form acceptable to the U.S. Issuing Lender; provided, however, that (i) the U.S. LOC Obligations outstanding shall not at any time exceed SIXTY-FIVE MILLION U.S. DOLLARS (U.S.$65,000,000) (the “U.S. LOC Committed Amount”) and (ii) the sum of the aggregate principal amount of outstanding Revolving U.S. Loans plus the aggregate principal amount of outstanding Competitive U.S. Loans plus the aggregate principal amount of outstanding U.S. Swingline Loans plus U.S. LOC Obligations outstanding shall not at any time exceed the aggregate Revolving U.S. Committed Amount. No U.S. Letter of Credit shall (x) have an original expiry date more than one year from the date of issuance (provided that such U.S. Letter of Credit may contain customary “evergreen” provisions pursuant to which the expiry date is automatically extended by a specific time period unless the U.S. Issuing Lender gives notice of non-renewal to the beneficiary of such U.S. Letter of Credit at least a specified time period prior to the expiry date then in effect), or (y) as originally issued or as extended, have an expiry date extending beyond the Termination Date. The U.S. Issuing Lender shall be under no obligation to issue any U.S. Letter of Credit if the issuance of such U.S. Letter of Credit would violate any applicable Requirement of Law or any policy of the U.S. Issuing Lender. Each U.S. Letter of Credit shall comply with the related U.S. LOC Documents. The issuance and expiry dates of each U.S. Letter of Credit shall be a Business Day.

          SUBPART 2.3 Amendments to Section 7.1. Subsection (c) of Section 7.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

7.1 Information Covenants.

The Credit Parties will furnish, or cause to be furnished, to each of the Agents and each of the Lenders:

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(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of an Executive Officer of Airgas substantially in the form of Schedule 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.10 by calculation thereof as of the end of each such fiscal period, (ii) including a description of adjustments to Consolidated EBITDA (of the type described in clause (H) of the definition thereof) attributable to the Echo Acquisition, (iii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Party proposes to take with respect thereto and (iv) if the Consolidated Total Leverage Ratio as of the end of the applicable fiscal period exceeds 3.5 to 1.0, including calculations of (A) Consolidated Free Cash Flow for the four fiscal quarter period then ended and (B) all Restricted Payments declared or made by the Consolidated Parties during the four fiscal quarter period then ended.

          SUBPART 2.4 Amendments to Section 7.10. Subsection (c) of Section 7.10 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

7.10 Financial Covenants.

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(c) Consolidated Fixed Charge Coverage Ratio. The Credit Parties shall cause the Consolidated Fixed Charge Coverage Ratio as of each Calculation Date set forth below to be at least:

Calendar Year	March 31	June 30	September 30	December 31

2003	2.00 to 1.00	2.00 to 1.00	2.00 to 1.00	2.00 to 1.00
2004	2.00 to 1.00	2.00 to 1.00	2.00 to 1.00	2.00 to 1.00
Thereafter	2.25 to 1.00	2.25 to 1.00	2.25 to 1.00	2.25 to 1.00

          SUBPART 2.5 Amendments to Section 8.5. Subsection (i) of Section 8.5 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

8.5 Investments.

The Credit Parties will not permit any Consolidated Party to make any Investments, except for:

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(i)(i) provided that the Echo Acquisition Conditions shall have been satisfied, the Echo Acquisition and (ii) after the first to occur of (x) the date that the Echo Purchase Agreement is terminated in accordance with the terms thereof and (y) the date that the Echo Acquisition is consummated, other Acquisitions by Airgas or any Subsidiary of Airgas, provided that, in the case of clause (ii), (A) the Property acquired (or the Property of the Person acquired) in such other Acquisition is used or useful in the same or a similar or ancillary line of business as Airgas and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (B) to the extent applicable, the U.S. Agent shall have received all items in respect of the Capital Stock or Property acquired in such other Acquisition required to be delivered by the terms of Section 7.12 and/or Section 7.13, (C) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such other Acquisition, (D) Airgas shall have delivered to the U.S. Agent (1) a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such other Acquisition on a Pro Forma Basis, Airgas would be in compliance with the financial covenants set forth in Sections 7.10(a) - (c) and (2) if the EBITDA for the four fiscal quarter period ending prior to the date of such other Acquisition attributable to the Person or Property acquired in such Acquisition exceeds $10,000,000, a consolidated balance sheet and income statement of such Person or Property, together with related consolidated statements of operations and retained earnings and of cash flows for such four fiscal quarter period with respect to such Person or Property meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder, (E) the representations and warranties made by the Credit Parties in any Credit Document shall be true and correct in all material respects at and as if made as of the date of such other Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date and (F) the Eligible Consideration paid by the Consolidated Parties for such other Acquisition, taken together with the Eligible Consideration paid by the Consolidated Parties for all such other Acquisitions previously consummated during the then current fiscal year and the amount of all Investments (excluding any Investments made with Capital Stock of Airgas or the proceeds of any Equity Issuance by Airgas consummated subsequent to the Closing Date) made by the Consolidated Parties pursuant to Section 8.5(l) during the then current fiscal year, shall not exceed, after giving effect to such other Acquisition, (1) if the Consolidated Total Leverage Ratio as of the most recent fiscal quarter end preceding the date of such Acquisition with respect to which the U.S. Agent has received the Required Financial Information is 4.0 to 1.0 or greater, $12,500,000, or (2) if the Consolidated Total Leverage Ratio as of the most recent fiscal quarter end preceding the date of such Acquisition with respect to which the U.S. Agent has received the Required Financial Information is less than 4.0 to 1.0, (a) if the Applicable Percentage is based on “Pricing Level I”, “Pricing Level II”, “Pricing Level III” or “Pricing Level IV” at the time of such other Acquisition, (i) for the period from the Fourth Amendment Effective Date through and including March 31, 2005, (A) $100,000,000, if the Echo Acquisition is consummated, or (B) $150,000,000, if the Echo Acquisition is not consummated, and (ii) for any fiscal year thereafter, $150,000,000, (b) if the Applicable Percentage is based on “Pricing Level V” at the time of such other Acquisition, (i) for the period from the Fourth Amendment Effective Date through and including March 31, 2005, (A) if (1) the Echo Acquisition is not consummated or (2) the Echo Acquisition is consummated and the long term credit ratings of Airgas by both S&P and Moody’s in effect at the time of such other Acquisition are BB/Ba2 or higher, $50,000,000, or (B) if the Echo Acquisition is consummated and the long term credit ratings of Airgas by either S&P or Moody’s in effect at the time of such Acquisition is lower than BB or Ba2, as applicable, $25,000,000, and (ii) for any fiscal year thereafter, $50,000,000, and (c) if the Applicable Percentage is based on “Pricing Level VI” at the time of such other Acquisition, (i) for the period from the Fourth Amendment Effective Date through and including March 31, 2005, (A) if the Echo Acquisition is not consummated, $50,000,000, and (B) if the Echo Acquisition is consummated, $0, and (ii) for any fiscal year thereafter, $50,000,000.

          SUBPART 2.6 Amendments to Section 8.6. Section 8.6 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

8.6 Restricted Payments.

The Credit Parties will not permit any Consolidated Party to directly or indirectly declare, order, make or set apart any sum for or pay any Restricted Payment, except (i) to make dividends payable solely in the same class of Capital Stock of such Person, (ii) to make dividends or other distributions payable to a Credit Party (directly or indirectly through Subsidiaries of a Credit Party), (iii) as permitted by Section 8.7 and (iv) other Restricted Payments so long as (a) no Default or Event of Default shall have occurred and be continuing at the time of any such Restricted Payment or shall result upon giving effect thereto and (b) either (1) at the time of any such Restricted Payment, the Consolidated Total Leverage Ratio for each of the two fiscal quarters most recently ended for which Airgas has delivered the Required Financial Information does not exceed 3.5 to 1.0 or (2) the aggregate amount of such Restricted Payments does not exceed during any period of four consecutive fiscal quarters of the Consolidated Parties the lesser of (x) $17.5 million and (y) 20% of Consolidated Free Cash Flow for such period.

          SUBPART 2.7 Deletion of Schedule 1.1I. Schedule 1.1I to the Existing Credit Agreement is hereby deleted in its entirety.

PART III
CONDITIONS TO EFFECTIVENESS

          This Amendment shall be and become effective as of the date hereof (the “Fourth Amendment Effective Date”) provided that all of the conditions set forth in this Part III shall have been satisfied on or prior to such date.

          SUBPART 3.1 Execution of Counterparts of Amendment. The U.S. Agent shall have received counterparts of this Amendment which collectively shall have been duly executed on behalf of each of the Borrowers, the Guarantors, the Required Lenders, the Required U.S. Lenders and the U.S Issuing Lender.

          SUBPART 3.2 Amendment Fee. For the account of each Lender approving this Amendment on before 12:00 noon, Charlotte, North Carolina time, on February 6, 2004, the U.S. Agent shall have received an amendment fee equal to 10 basis points on the amount equal to the sum of (i) such Lender’s Commitments plus (ii) the outstanding U.S. Term Loans held by such Lender.

          SUBPART 3.3 Representations and Warranties. The representations and warranties made by the Credit Parties pursuant to Subpart 4.2 shall be true and correct as of the Fourth Amendment Effective Date.

PART IV
MISCELLANEOUS

          SUBPART 4.1 Construction. This Amendment is a Credit Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Amended Credit Agreement.

          SUBPART 4.2 Representations and Warranties. Each Credit Party hereby represents and warrants that (i) each Credit Party that is party to this Amendment: (a) has the requisite corporate power and authority to execute, deliver and perform this Amendment, as applicable and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Amendment, (ii) the representations and warranties contained in Section 6 of the Amended Credit Agreement are true and correct in all material respects on and as of the date hereof upon giving effect to this Amendment as though made on and as of such date (except for those which expressly relate to an earlier date) and (iii) no Default or Event of Default exists under the Existing Credit Agreement on and as of the date hereof upon giving effect to this Amendment.

          SUBPART 4.3 Acknowledgment. The Guarantors acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment does not operate to reduce or discharge the Guarantors’ obligations under the Amended Credit Agreement or the other Credit Documents. The Guarantors further acknowledge and agree that the Guarantors have no claims, counterclaims, offsets, or defenses to the Credit Documents and the performance of the Guarantors’ obligations thereunder or if the Guarantors did have any such claims, counterclaims, offsets or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished and released in consideration of the Lenders’ execution and delivery of this Amendment.

          SUBPART 4.4 Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

          SUBPART 4.5 Binding Effect. This Amendment, the Amended Credit Agreement and the other Credit Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. These Credit Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. Except as expressly modified and amended in this Amendment, all the terms, provisions and conditions of the Credit Documents shall remain unchanged and shall continue in full force and effect.

          SUBPART 4.6 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          SUBPART 4.7 Severability. If any provision of this Amendment is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWERS:	AIRGAS, INC.

	By:	/s/ Joseph C. Sullivan

	Name:	Joseph C. Sullivan
	Title:	Vice President

AIRGAS CANADA INC.

	By:	/s/ Robert M. McLaughlin

	Name:	Robert M. McLaughlin
	Title:	Vice President

RED-D-ARC LIMITED

	By:	/s/ Robert M. McLaughlin

	Name:	Robert M. McLaughlin
	Title:	Vice President

U.S. GUARANTORS:	AIRGAS-EAST, INC.
AIRGAS-GREAT LAKES, INC.
AIRGAS-MID AMERICA, INC.
AIRGAS-NORTH CENTRAL, INC.
AIRGAS-SOUTH, INC.
AIRGAS-GULF STATES, INC.
AIRGAS-INTERMOUNTAIN, INC.
AIRGAS-MID SOUTH, INC.
AIRGAS-NORPAC, INC.
AIRGAS-NORTHERN CALIFORNIA & NEVADA, INC.
AIRGAS-SOUTHWEST, INC.
AIRGAS-WEST, INC.
AIRGAS-SAFETY, INC.
RUTLAND TOOL & SUPPLY CO., INC.
AIRGAS CARBONIC, INC.
AIRGAS SPECIALTY GASES, INC.
NITROUS OXIDE CORP.
PURITAN MEDICAL PRODUCTS, INC.
RED-D-ARC, INC.
AIRGAS DATA, LLC.

	By:	/s/ Robert M. McLaughlin

	Name:	Robert M. McLaughlin
	Title:	Vice President

ATNL, INC.

	By:	/s/ Melanie Andrews

	Name:	Melanie Andrews
	Title:	President and Treasurer

CANADIAN SUBSIDIARY
GUARANTORS:	AIRGAS INTERNATIONAL, INC.
AIRGAS, S.A. DE C.V.
RED-D-ARC, S.A. DE C.V.
	By:	/s/ Joseph C. Sullivan

	Name:	Joseph C. Sullivan
	Title:	Vice President

[Signatures continued]

U.S. AGENT:	BANK OF AMERICA, N.A., as US Agent

	By:	/s/ Wendy J. Gorman

	Name:	Wendy J. Gorman
	Title:	Managing Director

U.S. LENDERS:	BANK OF AMERICA, N.A.

	By:	/s/ Wendy J. Gorman

	Name:	Wendy J. Gorman
	Title:	Managing Director

BANCA NAZIONALE DEL LAVORO S.p.A NEW YORK BRANCH

	By:	/s/ Frederick W. Hall

	Name:	Frederick W. Hall
	Title:	Vice President

	By:	/s/ Francesco DiMario

	Name:	Francesco DiMario
	Title:	Vice President

THE BANK OF NEW YORK

	By:	/s/ David S. Csatari

	Name:	David S. Csatari
	Title:	Vice President

BANK OF TOYKO-MITSUBISHI TRUST COMPANY

	By:	/s/ P. Shah

	Name:	P. Shah
	Title:	Vice President

CITIZENS BANK

	By:	/s/ Devon L. Starks

	Name:	Devon L. Starks
	Title:	Vice President

JP MORGAN CHASE BANK

By:	/s/ Lee P. Brennan

Name:	Lee P. Brennan
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Barbara Van Meerten

Name:	Barbara Van Meerten
Title:	Director

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Frank A. Pugleesre

Name:	Frank A. Pugleesre
Title:	Vice President

FLEET NATIONAL BANK

By:	/s/ Marwan Isbaih

Name:	Marwan Isbaih
Title:	Director

MELLON BANK, N.A.

By:	/s/ William M. Feathers

Name:	William M. Feathers
Title:	Vice President

NATIONAL CITY BANK

By:	/s/ Thomas J. McDonnell

Name:	Thomas J. McDonnell
Title:	Senior Vice President

BANK OF OKLAHOMA, N.A.

By:	/s/ Matthew C. Crew

Name:	Matthew C. Crew
Title:	Commercial Banking Officer

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA

By:	/s/ Richard Erichson

Name:	Richard Erichson
Title:	Vice President and Senior Credit Officer

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

By:	/s/ Patrick A. Lucas

Name:	Patrick A. Lucas
Title:	Vice President

THE PROVIDENT BANK

By:	/s/ Alan R. Henning

Name:	Alan R. Henning
Title:	Vice President

AIB DEBT MANAGEMENT LTD.

By:	/s/ Hillary Patterson	/s/ Anthony O’Reilly

Name:	Hillary Patterson	Anthony O’Reilly
Title:	Vice President	Vice President

HARCH CLO I LIMITED c/o Harch Capital Management

By:	/s/ Michael E. Lewitt

Name:	Michael E. Lewitt
Title:	Authorized Signatory

MONUMENT CAPITAL LTD., as Assignee
By:	Alliance Capital Management L.P.,
as Investment Manager
By:	Alliance Capital Management Corporation,
as General Partner

By:	/s/ Joel Serebransky

Name:	Joel Serebransky
Title:	Senior Vice President

BANK LEUMI USA

By:	/s/ Joung Hee Hong

Name:	Joung Hee Hong
Title:	Vice President

OCTAGON INVESTMENT PARTNERS III, LTD.
By:	Octagon Credit Investors, LLC
As Portfolio Manager

By:	/s/ Michael B. Nechamkin

Name:	Michael B. Nechamkin
Title:	Portfolio Manager

WRIGLEY CDO, LTD. (#1285)
By:	Pacific Investment Management Company LLC,
as its Investment Advisor

By:	/s/ Mohan V. Phansalkar

Name:	Mohan V. Phansalkar
Title:	Managing Director

ADDISON CDO LIMITED (#1279)
By:	Pacific Investment Management Company LLC,
as its Investment Advisor

By:	/s/ Mohan V. Phansalkar

Name:	Mohan V. Phansalkar
Title:	Managing Director

JISSEKIKUN FUNDING, LTD. (#1288)
	By:	Pacific Investment Management Company LLC, as its Investment Advisor

	By:	/s/ Mohan V. Phansalkar

	Name:	Mohan V. Phansalkar
	Title:	Managing Director

SEQUILS-MAGNUM, LTD. (#1280)
	By:	Pacific Investment Management Company LLC, as its Investment Advisor

	By:	/s/ Mohan V. Phansalkar

	Name:	Mohan V. Phansalkar
	Title:	Managing Director

CANADIAN AGENT:	CANADIAN IMPERIAL BANK OF COMMERCE

	By:	/s/ Dominic J. Sorresso

	Name:	Dominic J. Sorresso
	Title:	Executive Director

CBIC World Markets Corp., as Agent

CANADIAN LENDERS:	CANADIAN IMPERIAL BANK OF COMMERCE

	By:	/s/ Dominic J. Sorresso

	Name:	Dominic J. Sorresso
	Title:	Executive Director

CBIC World Markets Corp., as Agent

BANK OF AMERICA, N.A. (CANADA BRANCH)

By:	/s/ Medina Sales de Andrade

Name:	Medina Sales de Andrade
Title:	Assistant Vice President

MELLON BANK, N.A. - CANADA BRANCH

By:	/s/ Wendy B. H. Bocti

Name:	Wendy B. H. Bocti
Title:	Principal Officer